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                                                                    EXHIBIT 21.1


                          HOMECOM COMMUNICATIONS, INC.


                              List of Subsidiaries

         The subsidiaries of the Registrant are as follows:

InsureRate, Inc.*                   Organized in the state of Georgia

         The company does business in the name listed above.



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* Joint Venture